GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

May 10, 2007

Division of Corporation Finance
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8K for the event that occurred on May 8, 2007, filed by our former client, Shine Media Acquisition Corp. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

*Goldstein Golub Kessler LLP*

GOLDSTEIN GOLUB KESSLER LLP

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TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com